Exhibit 99.1

Groupon Completes Acquisition of Ticket Monster

CHICAGO – Groupon (NASDAQ: GRPN) today announced it has completed the acquisition of Ticket Monster, a leading Korean ecommerce company, for $260 million in cash and stock.

As previously disclosed, the Ticket Monster brand and leadership team will remain in place and continue to be led by Daniel Shin, CEO of Ticket Monster. The company will maintain its headquarters in Seoul, where it employs approximately 1,000 employees.

As announced on November 7, 2013, Groupon has acquired LivingSocial Korea, Inc., the holding company that owns Ticket Monster. LivingSocial Korea's Malaysian subsidiary was divested prior to close and is not part of this transaction.

Per the terms of the agreement, the final allocation paid to LivingSocial, Inc. was $100 million in cash and $160 million in Groupon Class A common stock, subject to registration rights.

For the nine months ended September 30, 2013, LivingSocial Korea, Inc., excluding its Malaysian subsidiary, had gross billings of $572.7 million, revenue of $78.5 million, an operating loss of $38.7 million, and Adjusted EBITDA of $0.7 million.

For more information, visit Groupon's Investor Relations page at investor.groupon.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Groupon securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Non-GAAP Financial Measures
In addition to financial results reported in accordance with U.S. generally accepted accounting principles (U.S. GAAP), we have provided Adjusted EBITDA, a non-GAAP financial measure, in this release. This non-GAAP financial measure is presented to aid investors in better understanding the performance of the business that we acquired and to facilitate comparisons to many of its peers who present similar measures. However, this measure is not intended to be a substitute for measures reported in accordance with U.S. GAAP. This measure may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

Groupon defines Adjusted EBITDA as net income (loss) excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation, and acquisition-related expense (benefit), net. We exclude depreciation and amortization and stock-based compensation from this measure because they are primarily non-cash in nature and we believe that non-GAAP financial measures excluding these items provide meaningful supplemental information about operating performance and liquidity. We exclude other non-operating items and acquisition-related expense (benefit), net because we believe that non-GAAP financial measures excluding these items provide meaningful supplemental information about core operating performance and facilitate comparisons to historical operating results.

Exhibit 99.1

The following table reconciles the Adjusted EBITDA of LivingSocial Korea, Inc., excluding its Malaysian subsidiary that we did not acquire, to its Net Loss, which is the most applicable financial measure under U.S. GAAP, for the nine months ended September 30, 2013 (in thousands):

Adjusted EBITDA	$682
Adjustments:
Stock-based compensation	(25,887)
Acquisition-related expense (benefit), net	—
Depreciation and amortization	(13,470)
Non-operating items:
Other expense, net	(514)
Provision (benefit) for income taxes	—
Net Loss	$(39,189)
About Groupon
Groupon (NASDAQ: GRPN) is a global leader of local commerce and the place you start when you want to buy just about anything, anytime, anywhere. By leveraging the company’s global relationships and scale, Groupon offers consumers a vast marketplace of unbeatable deals all over the world. Shoppers discover the best a city has to offer on the web or on mobile with Groupon Local, enjoy vacations with Groupon Getaways, and find a curated selection of electronics, fashion, home furnishings and more with Groupon Goods. Groupon is redefining how traditional small businesses attract, retain and interact with customers by providing merchants with a suite of products and services, including customizable deal campaigns, credit card payment processing capabilities, and point-of-sale solutions that help businesses grow and operate more effectively. To search for great deals or subscribe to Groupon emails, visit www.Groupon.com. To download Groupon's five-star mobile apps, visit www.groupon.com/mobile. To learn more about the company’s merchant solutions and how to work with Groupon, visit www.GrouponWorks.com.

Media Contact
Groupon
Bill Roberts, 312-459-5191
billr@groupon.com